Exhibit 3.1

AMENDMENT NO. 1 TO
FIRST AMENDED AND RESTATED AGREEMENT OF
LIMITED PARTNERSHIP
OF
OCI RESOURCES LP
May 2, 2014
This Amendment No. 1 (this “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of OCI Resources LP (the “Partnership”), dated as of September 18, 2013 (the “Partnership Agreement”) is hereby adopted effective as of May 2, 2014 by OCI Resource Partners LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Partnership Agreement. Each reference to “hereof,” ‘herein,” “hereunder,” “hereby” and “this Agreement” in the Partnership Agreement shall, from and after the effective date of this Amendment, refer to the Partnership Agreement as amended by this Amendment.
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as otherwise permitted by the Partnership Agreement); and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect.
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1. Amendment. The definition of “Conflicts Committee” in Section 1.1 of the Partnership Agreement is hereby deleted in its entirety and the following definition shall be substituted in its place:
“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group other than (i) Common Units, (ii) awards that are granted to such director in his capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (iii) up to 5,000 shares of common stock of OCI Company Ltd. (as the same may be adjusted by any stock split, stock dividend, stock combination or similar transaction affecting the common stock of OCI Company Ltd. occurring after the date of effectiveness of Amendment No. 1 to the Partnership Agreement) held or controlled by such director (whether directly or indirectly), and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).
Section 2. Except as expressly modified and amended herein, the Partnership Agreement shall remain unchanged and in full force and effect.
Section 3. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

OCI RESOURCES LP

By:	OCI Resource Partners LLC,
its General Partner

By:	/s/ Kirk H. Milling
Name:	Kirk H. Milling
Title:	President, Chief Executive Officer and Director